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                                                                   Exhibit 10.39

                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of February 1, 2004 between Province Healthcare Company, a Delaware corporation ("Company"), and John M. Rutledge, an individual ("Employee").

                                   WITNESSETH

         WHEREAS, Employee is currently the President and Chief Operating Officer of the Company; and

         WHEREAS, Employee and Company mutually desire that upon Employee's resignation from his current position of president and chief operating officer of the Company he should assume other important responsibilities on behalf of the Company; and

         WHEREAS, Company desires to enter into this Agreement with Employee and to provide him with the benefits set forth herein in recognition of the valuable services he will render to Company, and for the purposes evidenced herein;

         WHEREAS, Employee is ready and willing to render the services provided for, and on the terms and conditions set forth herein, and he is willing to refrain from activities competitive with the business of Company and its affiliates, on the terms and conditions set forth herein;

         WHEREAS, in serving as an employee of Company, Employee will participate in the use and development of confidential proprietary information related to Company and its customers and suppliers, and the method used by Company in competition with other companies, as to which Company desires to protect fully its rights;

         NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties agree as follows:

         1. Employment. On February 1, 2004, which is the effective date of Employee's resignation from the positions of President and Chief Operating Officer of the Company (the "Commencement Date"), Company shall employ Employee and Employee shall accept such employment, subject to the terms and conditions set forth herein. Employee shall be employed as an Acquisition and Construction Project Specialist and shall perform all duties and services incident to such position and such other duties and services that may be prescribed by Company's Bylaws, established by Company's Board of Directors or determined by the Chief Executive Officer of the Company from time to time. During his employment hereunder, Employee shall devote such portion of his working time, attention, skills, energy and best efforts, as needed in order to perform the duties required of him hereunder.

         2. Compensation. As compensation for services rendered by Employee hereunder, Employee shall receive:

                  2.1 An annual salary of $518,333, (the "Base Salary"), which salary shall be payable in arrears in equal monthly installments;

                  2.2 Insurance and other fringe benefits, including but not limited to health plan coverage generally available to Brentwood office employees of the Company; provided, however, that Employee shall not be entitled to receive additional grants of stock options or other grants under the Company's Long-Term Equity Incentive Plan, but all options previously granted under such plan shall continue to vest in accordance with the existing vesting schedule;

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                  2.3      Annual Cash Incentive ("bonus"), if any, to which
Employee would entitled, prior to the change of position, for the fiscal year ended December 31, 2003. Employee shall not be eligible to receive a bonus for periods commencing after December 31, 2003;

                  2.4 Reimbursement for all reasonable expenses incurred by Employee in the performance of his duties under this Agreement in accordance with Company's reimbursement policies and procedures.

         3.       Confidential Information and Trade Secrets.

                  3.1 Employee recognizes his position with Company requires considerable responsibility and trust, and, in reliance upon Employee's loyalty, Company may entrust Employee with highly sensitive confidential, restricted and proprietary information involving Trade Secrets and Confidential Information.

(a) For purposes of the Agreement, a "Trade Secret" is any scientific or technical information, design, process, procedure, formula or improvement that is valuable and not generally known to competitors of Company.

         (b) "Confidential Information" is any data or information, other than Trade Secrets, that is important, competitively sensitive, and not generally known by the public, including, but not limited to, Company's business plan, training manuals, product development plans, pricing procedures, market strategies, internal performance statistics, financial data, confidential personnel information concerning employees of Company, supplier data, operational or administrative plans, policy manuals, and terms and conditions of contracts and agreements. The terms "Trade Secret" and "Confidential Information" shall not apply to information which is (i) made available to the general public without restriction by Company, (ii) obtained from a third party by Employee in the ordinary course of Employee's employment by Company, or (iii) required to be disclosed by Employee pursuant to subpoena or other lawful process, provided that Employee notifies Company in a timely manner to allow Company to appear to protect their respective interests.

                  3.2 Except as required to perform Employee's duties hereunder, Employee will not use or disclose any Trade Secrets or Confidential Information of Company during employment, or at any time after termination of employment and prior to such time as they cease to be Trade Secrets or Confidential Information through no act of Employee in violation of this Agreement.

                  3.3 Upon the request of Company and, in any event, upon the termination of Employee's employment with Company or any affiliate thereof, Employee will surrender to Company all memoranda, notes, records, manuals or other documents pertaining to Company's business (including all copies thereof). Employee will also leave with Company all materials involving any Trade Secrets or Confidential Information of Company. All such information and materials, whether or not made or developed by Employee, shall be the sole and exclusive property of Company, and Employee hereby assigns to Company all of Employee's right, title and interest in and to all of such information and materials.

         4. Covenants. In consideration of the premises and the mutual covenants and agreements set forth herein (the "Covenants Consideration"), Employee shall be subject to the following covenants and obligations:

                  4.1 Non-competition covenant. Employee acknowledges that the agreements and covenants contained in this Section 4 are essential to protect the value of Company's businesses and assets and by his current employment with Company, Employee has obtained and will obtain such knowledge, contacts, know-how, training and experience and there is a substantial probability that such knowledge, know-how, contacts, training and experience could be used to the substantial advantage of a competitor of Company and to Company's substantial detriment. Accordingly, Employee covenants and agrees with the Company that, for a period of forty (40) months from the Commencement Date of this Agreement, Employee shall not, directly or indirectly, own, operate, manage, be employed by, be a director of, act as a consultant for, be associated with, or be a partner or have a proprietary interest in, any hospital, enterprise, partnership, association, corporation, limited liability company or other entity that provides any health care services similar to any health care services provided by hospitals operated by the

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Company, which is either (i) within a market with a service area of less than
150,000 in population, located in the continental United States, or (ii) within a fifty (50) mile radius of any hospital operated by the Company; provided however, Employee, may own stock in any publicly held corporation listed on a national securities exchange or whose stock is regularly traded in the over the counter market as long as such holding at no time exceeds five percent (5%) of the total outstanding stock of such corporation.

                  4.2 Non-solicitation covenant. During Employee's employment by Company or any affiliate thereof and for a period of two (2) years thereafter, Employee shall not, directly or indirectly, solicit the services of any Company employee, independent contractor, customer, referral, reimbursement source, physician or other medical care provider, or otherwise induce or attempt to induce then current Company employees to sever their employment relationship with Company.

                  4.3 Scope and Duration; Severability. Company and Employee understand and agree that the scope and duration of the covenants contained in this Section 4 are reasonable both in time and geographical area and are reasonably necessary to protect the interests of Company. Such covenants shall survive the termination or expiration of this Agreement and the termination of Employee's employment regardless of the reason for said termination. It is further agreed that such covenants shall be regarded as divisible and shall be operative as to time and geographical area to the extent that they may be made so and, if any part of such covenants is declared invalid or unenforceable, the validity and enforceability of the remainder shall not be affected. Any judicial authority construing this agreement shall be empowered to sever any portion of the territory or prohibited activity from the coverage of this agreement and to apply the provisions of the agreement to the remaining portion of the territory or the remaining activities not so severed by such judicial authority. Employee represents and acknowledges that in the event of the termination of his employment with Company for any reason whatsoever, his experience and capabilities are such that he can obtain employment which will not cause him to violate the terms of the Agreement and that the enforcement of a remedy for Company by way of injunction will not prevent him from earning a livelihood.

                  4.4 Injunction/Specific Enforcement. Employee specifically acknowledges and agrees that the restrictions set forth in Sections 3 and 4 hereof are reasonable and necessary to protect the legitimate interests of Company and that Company would not have entered into this Agreement in the absence of such restrictions. Employee further acknowledges and agrees that any violation of the provisions of Sections 3 or 4 hereof will result in irreparable injury to Company, that the remedy at law for any violation or threatened violation of such Sections will be inadequate and, that in the event of any such breach, Company, in addition to such other remedies as each may have hereunder, shall be entitled to a temporary restraining order and to preliminary and permanent injunctive relief for any breach or threatened breach of the covenants without proof of actual damages that have been or may be caused thereby. In addition, Company shall have available all remedies provided under state and federal statutes, rules and regulations as well as any and all other remedies as may otherwise be contractually or equitably available. The time period set forth in this Agreement shall be tolled and suspended for a period of time equal to the aggregate quantity of time during which Employee violates such prohibitions in any respect.

         5. Term. This Agreement shall continue for a period of twenty-eight (28) months from the Commencement Date, unless sooner terminated by either party in the manner set forth herein. The date upon which this Agreement and Employee's employment hereunder shall terminate, whether pursuant to the terms of this Section or pursuant to any other provision of this Agreement shall hereafter be referred to as the "Termination Date."

         6. Death of Employee. In the event Employee dies during the term of the Agreement, the Agreement shall immediately terminate and neither Employee nor Company shall have any further obligations hereunder, except that Company shall continue to be obligated to pay Employee or his estate the following: (a) salary and unused holiday, vacation or PTO time (pursuant to Company policy) owed to Employee or his estate that has accrued but has not been paid as of the date of Employee's death; (b) unpaid reimbursable expenses; (c) any bonus that would have been paid pursuant to Section 2.3 hereof but for Employee's death; and (d) the remainder of any salary that would have been paid to Employee during the 28 month term of this agreement.

         7. Termination by Employee For Cause. Employee may terminate this Agreement thirty (30) days after delivery to Company's Board of Directors of written notice of his intent to terminate the Agreement, which notice

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alleges the occurrence of a material breach by Company of the Agreement.
Notwithstanding the foregoing, however, Employee shall not have the ability to terminate the Agreement unless the facts alleged in such written notice have not been cured prior to the expiration of such thirty (30) day notice period. At the Termination Date, Company shall have no further obligation to Employee and Employee shall have no further rights or obligations hereunder, except as set forth in Sections 3 and 4 above, and except for Company's obligations to pay Employee the following: (a) salary and unused holiday, vacation or PTO time (pursuant to Company policy) that has accrued but has not been paid as of the Termination Date; (b) unpaid reimbursable expenses; (c) salary for the remainder of the 28 month term of this Agreement; and (d) unpaid bonus for the fiscal year ending December 31, 2003.

         8. Termination by Company for Cause. Company shall have the right at any time to terminate Employee's employment upon written notice for cause, which shall include any of the following reasons:

                  8.1 If Employee shall violate the provisions of Sections 3 or 4 of this Agreement.

                  8.2 If Employee shall be convicted of, or enter into a plea of guilty or nolo contendere to (i) any felony, or (ii) any misdemeanor involving Company or reflecting upon Employee's honesty or truthfulness.

                  8.3 If Employee shall commit an act of dishonesty, willful mismanagement, fraud or embezzlement involving or against Company. Employee's obligations under Sections 3 and 4 hereof shall survive the termination of the Agreement pursuant to this Section 8. In the event Employee's employment hereunder is terminated in accordance with this Section, Company shall have no further obligation to make any payments to Employee hereunder except for the following: (a) salary and unused holiday, vacation or PTO time (pursuant to Company policy) owed to Employee that has accrued but has not been paid as of the Termination Date; (b) unpaid reimbursable expenses; and (c) unpaid bonus for the fiscal year ending on December 31, 2003.

         9. Disability of Employee. If, on account of physical or mental disability, Employee shall fail or be unable to perform his assigned duties with or without reasonable accommodation in any material respect for a period of fourteen (14) consecutive days, Company shall continue to pay Employee his salary and shall continue to provide the insurance and other benefits as set forth in Section 2.1 for the remainder of the 28 month term of this Agreement; provided, however, that Employee's salary shall be reduced by any disability income paid to him pursuant to any disability insurance policy maintained by or on behalf of Employee. Employee shall not be required to perform his obligations under Section 1 hereof but shall be required to perform his obligations under Sections 3 and 4 during any period of disability.

         10.      Assignment.

                  (a) The rights and benefits of Employee under this Agreement, other than accrued and unpaid amounts due under Section 2.1 hereof, are personal to him and shall not be assignable. Discharge of Employee's undertakings in Sections 3 and 4 hereof shall be an obligation of Employee's executors, administrators, or other legal representatives or heirs.

                  (b)      Employee agrees that the covenants contained in
Section 4 of this Agreement shall inure to the benefit of any successor or assign of Company with the same force and effect as if such covenant had been made by Employee with such successor or assign.

         11. Notices. Any notice or other communications under this Agreement shall be in writing, signed by the party making same, and shall be delivered personally or sent by certified or registered mail, postage prepaid, addressed as follows:

         If to Employee:            John M. Rutledge
                                            Province Healthcare Company
                                            105 Westwood Place, Suite 400
                                            Brentwood, Tennessee  37027


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         If to Company:    Province Healthcare Company
                           105 Westwood Place, Suite 400
                           Brentwood, Tennessee 37027
                           Attention: General Counsel

         12. Non-Disparagement. Throughout the term of Employee's employment by Company or any affiliate thereof, and for two years thereafter, Employee agrees that he shall not make any comments regarding Company, Company's Board of Directors, any affiliate thereof that could reasonably be regarded as negative, disparaging or harmful to the Company, Company's Board of Directors, or any affiliate thereof. If Employee violates this Section 12, all of Company's obligations hereunder shall cease and be rendered null and void but Employee shall be required to perform his obligations under Sections 3 and 4. Throughout the term of Employee's employment by Company, Company's Board of Directors, or any affiliate thereof, and for two years thereafter, the Company agrees that the individuals to whom Employee reports directly shall not make any untruthful comments regarding Employee that could reasonably be regarded as negative, disparaging or harmful to Employee. Notwithstanding the forgoing, Employee acknowledges that Company may make public statements, including but not limited to press releases and filings with the Securities and Exchange Commission, announcing Employee's change in position and the reasons for such change.

         13. Governing Law and Venue. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Tennessee, without giving effect to the choice of law provisions of such State. The parties agree that all disputes regarding the interpretation or enforcement of this Agreement, by either party, and all disputes regarding Employee's employment, including but not limited to any claims of discrimination under federal or state law such as Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, and the Age Discrimination in Employment Act, shall be filed in the United States District Court for the Middle District of Tennessee in Nashville, Tennessee.

         14. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid, but if any one or more of the provisions contained in the Agreement shall be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability for any such provisions in every other respect and of the remaining provisions of the Agreement shall not be in any way impaired.

         15. Modification. No waiver of modification of the Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith and no evidence of any waiver or modification shall be offered or received in evidence of any proceeding, arbitration or litigation between the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid and the parties further agree that the provisions of this section may not be waived except as herein set forth.

         16. Entire Agreement. This Agreement supersedes and replaces that certain Province Healthcare Company Executive Severance Agreement dated October 18, 1999, between the Company and Employee, and Employee hereby specifically gives up all rights and entitlements under such agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter contained herein. There are no restrictions, promises, covenants or undertakings, other than those expressly set forth herein. The Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter. The Agreement may not be changed except by a writing executed by the parties.

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                  IN WITNESS WHEREOF, the undersigned have executed the
Agreement on the day and year first above written.

                           PROVINCE HEALTHCARE COMPANY

                           /s/ Martin S. Rash
                           --------------------
                           Chairman and Chief Executive Officer

                           EMPLOYEE

                           /s/ John M. Rutledge
                           --------------------
                           John M. Rutledge

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